(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 22, 2020
(630) 906-5484

Old Second Reports First Quarter Net Income of $275,000, or $0.01 per Diluted Share, Driven by Provision for Credit Losses of $8.0 million

AURORA, IL, April 22, 2020 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2020.  Our net income was $275,000, or $0.01 per diluted share, for the first quarter of 2020, compared to net income of $9.5 million, or $0.31 per diluted share, for the fourth quarter of 2019, and net income of $8.5 million, or $0.28 per diluted share, for the first quarter of 2019.  Net income for the first quarter of 2020 includes a ($0.19) per diluted share impact of additional provisions for credit losses for loans and unfunded commitments, and a ($0.05) per diluted share impact stemming from mark to market losses on mortgage servicing rights (“MSRs”), both due to changes in economic conditions and market interest rates related to the COVID-19 pandemic.

Operating Results

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First quarter 2020 net income was $275,000, reflecting a decrease in earnings of $9.3 million from the fourth quarter of 2019, and a decrease in earnings of $8.2 million from the first quarter of 2019.   First quarter 2020 financial results were negatively impacted primarily by provision for credit losses of $8.0 million, due to the allowances recorded upon our adoption of the new current expected credit losses accounting standard (“CECL”), effective January 1, 2020.  Also contributing to the decrease in net income in the first quarter of 2020 was the recognition of $635,000 in deferred issuance costs due to the redemption of our 7.80% cumulative trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, resulting in $32.6 million of debt retirement, and $2.1 million of mark to market losses on MSRs.

•

Net interest and dividend income was $22.7 million for the first quarter of 2020, a decrease of $531,000, or 2.3%, from $23.2 million for the fourth quarter of 2019, and a decrease of $1.4 million, or 5.7%, from the first quarter of 2019.  Net interest and dividend income in the first quarter of 2020 was negatively impacted by interest rate reductions related to COVID-19, which more than offset increases in interest income due to loan growth in the year over year period.  The recognition of $635,000 in deferred issuance costs due to the redemption of the Old Second Capital Trust I trust preferred securities and related debentures also reduced net interest and dividend income in the first quarter of 2020.

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Provision for credit losses was $8.0 million for the first quarter of 2020, consisting of $5.5 million related to loans and $2.5 million related to unfunded commitments, compared to a provision for loan losses of $150,000 in the fourth quarter of 2019, and $450,000 in the first quarter of 2019.  We adopted the new CECL accounting standard effective January 1, 2020, which measures the allowance based on management’s best estimate of lifetime expected credit losses inherent in our lending activities, resulting in a $5.9 million allowance related to loans and a $1.7 million allowance related to unfunded commitments for the first quarter of 2020.  Provision expense in the first quarter of 2020 was impacted by both the adoption of the new CECL methodology and the expected impact, as of March 31, 2020, of the COVID-19 pandemic on future losses.

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Noninterest income was $6.3 million for the first quarter of 2020,  a decrease of $2.9 million, or 31.6%, compared to $9.2 million for the fourth quarter of 2019, and a decrease of $160,000, or 2.5%, compared to $6.5 million for the first quarter of 2019.  The decrease compared to the linked quarter and year over year quarter was primarily due to $2.1 million of mark to market losses on MSRs in the first quarter of 2020, compared to $240,000 of mark to market gains on MSRs in the fourth quarter of 2019, and $819,000 of mark to market losses on MSRs in the first quarter of 2019, related primarily to movements in interest rates.

•

Noninterest expense was $21.0 million for the first quarter of 2020, an increase of $1.2 million, or 5.9%, compared to $19.8 million for the fourth quarter of 2019, and an increase of $1.8 million, or 9.4%, from $19.2 million for the first quarter of 2019.  The increase compared to the linked quarter and the year over year quarter was primarily attributable to increases in salaries and employee benefits and occupancy, furniture and equipment expense, partially offset by decreases in advertising expense, as well as deferred director compensation related expense and consulting fees (both included within other expense).

•

The provision for income taxes was a net benefit of $281,000 for the first quarter of 2020, compared to tax expense of $2.9 million for the fourth quarter of 2019, and $2.4 million for the first quarter of 2019.  The decrease in tax expense was due to a decrease of $12.5 million and $10.9 million in pretax income compared to the fourth quarter of 2019, and first quarter of 2019, respectively.

•	During the first quarter of 2020, we repurchased 312,723 shares of our common stock at a weighted average price of $7.06 per share pursuant to our stock repurchase program.
•	On April 21, 2020, our Board of Directors declared a cash dividend of $0.01 per share payable on May 11, 2020, to stockholders of record as of May 1, 2020.

COVID-19 Operational Update

During this unprecedented time, the health and safety of our customers and employees remain our top priority.

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We have established client assistance programs, including offering commercial, consumer, and mortgage loan payment deferrals for certain clients.  We have also suspended late fees for consumer loans through June 30, 2020.

•	We have paused new foreclosure and repossession actions until June 30, 2020, and will continue to re-evaluate based on the ongoing COVID-19 pandemic.
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We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). As of April 21, 2020, we had processed 129 loan applications for the SBA Paycheck Protection Program, representing a total of $78.7 million.  We remain ready to continue to fund eligible client requests if Congress appropriates additional funds.

President and Chief Executive Officer Jim Eccher said “Old Second has taken a number of steps to protect our employees, customers and communities. For our customers, our branch drive-up services remain open and available, and our branch lobbies continue to be available by appointment.  We are continuing to work with our customers who have been directly impacted by the pandemic by offering the ability to defer payments as appropriate.  In addition, the vast majority of our staff has been working remotely for well over a month without issue.  Old Second is proud to serve our communities and I couldn’t be prouder of the efforts of our employees in supporting our customers and each other in what is proving to be difficult times.”

Eccher continued, “We are fortunate that our core lending strengths have steered us clear of many of the industries most impacted by the pandemic.  We currently have zero direct energy or aircraft exposures in our loan portfolio.  Our hotel lending is limited to three mature credits at low loan to value ratios totaling approximately $14 million. Our direct restaurant exposure is less than $20 million across both our real estate and C&I portfolios and a significant percentage is focused in major fast food franchises.  We realize the potential that these industries have to be significantly impacted in the short-term but we believe few sectors will be spared difficulty in the intermediate-term from the implications of rising unemployment and falling consumer and commercial demand.  Our base economic forecast at March 31, 2020 contemplated a significant decrease in GDP and an unemployment rate percentage in the high-single to low double-digits both in 2020 and over the life of our loan portfolios.

“Results this quarter reflect continued strength across our business lines on a core, pre-provision basis with strong margin and loan growth trends. The provision for loan loss this quarter reflects the expected impact our economic assumptions could have on our customers.  Old Second continues to maintain very strong liquidity and capital positions and we are committed to supporting our customers in this difficult time.”

Loan Concentration Mix as of March 31, 2020

Commercial & Owner Occ. CRE
Accomodation and Food Service 2%
Agriculture, Forestry, Fishing and Hunting 4%
Arts, Entertainment and Recreation 3%
Construction 10%
Finance and Insurance 9%
Health Care and Social Assistance 6%
Manufacturing 15%
Other Services 11%
Professional, Scientific and Technical Services 4%
Real Estate Rental and Leasing 9%
Retail Trade 10%
Transportation and Warehousing 5%
Wholesale Trade 8%

Investor CRE
National Drugstore Chain 6%
Hotel 3%
Industrial 18%
Senior Living 15%
Self-Storage 3%
Medical Office 3%
Mixed-Use 3%
Retail, Small Box 7%
Retail, Anchored 8%
Office 25%
Retail Strip, No Anchor 7%
Restaurant 1%

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	March 31,	December 31,	March 31,
	Buffer, if applicable[1]	Provisions[2]	2020	2019	2019
The Company
Common equity tier 1 capital ratio	7.00%	N/A	10.63%	11.14%	9.75%
Total risk-based capital ratio	10.50%	N/A	12.96%	14.53%	13.17%
Tier 1 risk-based capital ratio	8.50%	N/A	11.71%	13.65%	12.30%
Tier 1 leverage ratio	4.00%	N/A	10.39%	11.93%	10.44%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	12.67%	14.35%	13.60%
Total risk-based capital ratio	10.50%	10.00%	13.92%	15.23%	14.47%
Tier 1 risk-based capital ratio	8.50%	8.00%	12.67%	14.35%	13.60%
Tier 1 leverage ratio	4.00%	5.00%	11.18%	12.50%	11.54%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company or the Tier 1 Leverage ratio, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

•	The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

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Nonperforming loans totaled $17.6 million at March 31, 2020, compared to $15.8 million at December 31, 2019, and $14.9 million at March 31, 2019.  Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status.  Nonperforming loans, as a percent of total loans were 0.9% at March 31, 2020 and 0.8%  at December 31, 2019 and March 31, 2019.  Our adoption of CECL on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL.  Prior to January 1, 2020, past due and nonaccrual loan excluded PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans.  PCD loans acquired in our acquisition of ABC Bank totaled $11.0 million, net of purchase accounting adjustments, at March 31, 2020.  Similar to PCI loans, we do not consider PCD loans, which showed evidence of deteriorated credit quality at acquisition, to be nonperforming assets.

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OREO assets totaled $5.0 million at both March 31, 2020,  and December 31, 2019, and $6.4 million at March 31, 2019. We recorded writedowns of $158,000 in the first quarter of 2020, compared to $120,000 in the fourth quarter of 2019.  We had,  no writedowns in the first quarter of 2019. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at March 31, 2020, and 1.1% at December 31, 2019 and March 31, 2019.

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Total loans were $1.96 billion at March 31, 2020, reflecting an increase of $26.4 million compared to December 31, 2019, and an increase of $54.1 million compared to March 31, 2019.  Growth in the year over year period was due primarily to organic growth in our commercial, leases, and real estate-commercial portfolios.  Average loans (including loans held-for-sale) for the first quarter of 2020 were $1.95 billion, reflecting an increase of $42.1 million from the fourth quarter of 2019 and an increase of $49.9 million from the first quarter of 2019.

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Available-for-sale securities totaled $449.7 million at March 31, 2020, compared to $484.6 million at December 31, 2019, and $509.1 million at March 31, 2019.  Total securities available-for-sale decreased $35.0 million from the linked quarter due to sales and paydowns of $34.0 million.  A decline of $59.4 million was realized in the year over year quarter due primarily to security sales recorded in the third quarter of 2019 and first quarter of 2020, and unrealized losses on mark to market valuation.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$27,989	$75	1.08	$27,720	$115	1.65	$18,842	$114	2.45
Securities:
Taxable	273,429	2,163	3.18	285,437	2,323	3.23	236,882	2,414	4.13
Non-taxable (TE)[1]	202,289	1,842	3.66	200,365	1,857	3.68	276,609	2,656	3.89
Total securities (TE)[1]	475,718	4,005	3.39	485,802	4,180	3.41	513,491	5,070	4.00
Dividends from FHLBC and FRBC	9,917	125	5.07	9,763	143	5.81	11,463	149	5.27
Loans and loans held-for-sale[1,2]	1,945,383	23,636	4.89	1,903,290	23,623	4.92	1,895,512	24,126	5.16
Total interest earning assets	2,459,007	27,841	4.55	2,426,575	28,061	4.59	2,439,308	29,459	4.90
Cash and due from banks	32,549	-	-	34,417	-	-	33,749	-	-
Allowance for loan and lease losses	(23,507)	-	-	(20,063)	-	-	(19,235)	-	-
Other noninterest bearing assets	172,712	-	-	173,249	-	-	181,767	-	-
Total assets	$2,640,761			$2,614,178			$2,635,589

Liabilities and Stockholders' Equity
NOW accounts	$422,065	$233	0.22	$417,198	$300	0.29	$448,518	$379	0.34
Money market accounts	280,828	236	0.34	288,376	285	0.39	299,305	270	0.37
Savings accounts	322,618	166	0.21	305,374	121	0.16	307,740	122	0.16
Time deposits	448,763	1,766	1.58	437,236	1,805	1.64	445,076	1,618	1.47
Interest bearing deposits	1,474,274	2,401	0.66	1,448,184	2,511	0.69	1,500,639	2,389	0.65
Securities sold under repurchase agreements	47,825	116	0.98	45,146	146	1.28	45,157	149	1.34
Other short-term borrowings	23,069	109	1.90	28,772	144	1.99	98,328	606	2.50
Junior subordinated debentures	47,200	1,364	11.62	57,728	933	6.41	57,692	927	6.52
Senior notes	44,284	673	6.11	44,258	673	6.03	44,171	672	6.17
Notes payable and other borrowings	14,762	130	3.54	8,768	72	3.26	15,273	116	3.08
Total interest bearing liabilities	1,651,414	4,793	1.17	1,632,856	4,479	1.09	1,761,260	4,859	1.12
Noninterest bearing deposits	676,755	-	-	678,136	-	-	625,423	-	-
Other liabilities	28,490	-	-	28,026	-	-	13,750	-	-
Stockholders' equity	284,102	-	-	275,160	-	-	235,156	-	-
Total liabilities and stockholders' equity	$2,640,761			$2,614,178			$2,635,589
Net interest income (GAAP)		$22,658			$23,189			$24,037
Net interest margin (GAAP)			3.71			3.79			4.00

Net interest income (TE)[1]		$23,048			$23,582			$24,600
Net interest margin (TE)[1]			3.77			3.86			4.09
Interest bearing liabilities to earning assets	67.16%			67.29%			72.20%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2020 and 2019. See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes fees of $294,000 for the first quarter of 2020, $397,000 for the fourth quarter of 2019, and $229,000 for the first quarter of 2019. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $23.0 million for the first quarter of 2020, which reflects a decrease of $534,000 compared to the fourth quarter of 2019, and a decrease of $1.6 million compared to the first quarter of 2019.  The tax equivalent adjustment for the first quarter of 2020 was $390,000, compared to $393,000 for the fourth quarter of 2019, and $563,000 for the first quarter of 2019.  Average interest earning assets increased $32.4 million to $2.46 billion for the first quarter of 2020, compared to the fourth quarter of 2019, primarily due to loan growth.  Average interest earning assets increased $19.7 million in the first quarter of 2020, compared to the first quarter of 2019.  Average loans, including loans held-for-sale, increased  $42.1 million for the first quarter of 2020, compared to the fourth quarter of 2019, and increased $49.9 million compared to the first quarter of 2019.  Growth in volumes of earning assets for the first quarter of 2020 was more than offset by a decline in yields.  The yield on average earning assets decreased four basis points in the first quarter of 2020, compared to the fourth quarter of 2019, and decreased 35 basis points compared to the first quarter of 2019, primarily due to the lowering of interest rates by the Federal Reserve Bank in the first quarter of 2020 in response to the COVID-19 pandemic, and rate reductions in the second half of 2019.

Total securities income was $4.0 million in the first quarter of 2020, a decrease of $175,000 compared to the fourth quarter of 2019, and a decrease of $1.1 million compared to the first quarter of 2019, due primarily to reductions in yields and volumes.    Security sales and paydowns in the first quarter of 2020 totaled $34.0 million, which were partially offset by a $6.0 million purchase of a tax anticipation warrant.  Our overall yield on tax equivalent municipal securities was 3.66% for the first quarter of 2020, compared to 3.68% for the fourth quarter of 2019, and 3.89% for the first quarter of 2019.  Taxable security yields also declined in the first quarter of 2020, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of three basis points from December 31, 2019, and 61 basis points from March 31, 2019.

Average interest bearing liabilities increased $18.9 million in the first quarter of 2020, compared to the fourth quarter of 2019, primarily driven by a $26.1 million increase in interest bearing deposits. Average interest bearing liabilities decreased $109.8 million in the first quarter of 2020, compared to the first quarter of 2019, primarily driven by a $26.4 million reduction in interest bearing deposits, and a $75.3 million decrease in other short term borrowings.  The cost of interest bearing liabilities for the first quarter of 2020 increased by eight basis points from the fourth quarter of 2019,  and increased five basis points from the first quarter of 2019.    Growth in our average noninterest bearing demand deposits of $51.3 million in the year over year quarter has assisted us in controlling our cost of funds stemming from average interest bearing deposits, which totaled 0.66% for the first quarter of 2020, 0.69% for the fourth quarter of 2019, and 0.65% for the first quarter of 2019.

For the first quarter of 2020, average other short-term borrowings, which consisted solely of FHLBC advances, totaled  $23.1 million, compared to $28.8 million for the fourth quarter of 2019, and $98.3 million for the first quarter of 2019.  Average rates paid on short-term FHLBC advances decreased from 2.5% in the first quarter of 2019 to 1.99% in the fourth quarter of 2019, and to 1.90% in the first quarter of 2020, reflecting the falling interest rate environment.  In March 2020, we redeemed our Old Second Capital Trust I trust preferred securities and related junior subordinated debentures, which resulted in a payment of $33.0 million, including accrued interest.  The redemption was funded with cash on hand and a $20.0 million term note issued at one month Libor plus 1.75%, with principal and interest payable over the next three years, included within notes payable and other borrowings.  Due to the redemption, we recognized the remaining unamortized deferred issuance costs of $635,000 recorded on the junior subordinated debentures in March 2020, increasing our cost of funds by 15 basis points for the first quarter of 2020.

Our net interest margin (TE) decreased nine basis points to 3.77% for the first quarter of 2020, compared to 3.86% for the fourth quarter of 2019, and decreased 32 basis points compared to 4.09% for the first quarter of 2019.  The reductions were due primarily to falling interest rates and the redemption of our junior subordinated debentures noted above.

Noninterest Income

				1st Quarter 2020
Noninterest Income	Three Months Ended			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	4th Quarter	1st Quarter
	2020	2019	2019	2019	2019
Trust income	$1,532	$1,700	$1,486	(9.9)	3.1
Service charges on deposits	1,726	1,874	1,862	(7.9)	(7.3)
Residential mortgage banking revenue
Secondary mortgage fees	270	151	136	78.8	98.5
Mortgage servicing rights mark to market (loss) gain	(2,134)	240	(819)	N/M	N/M
Mortgage servicing income	468	473	457	(1.1)	2.4
Net gain on sales of mortgage loans	2,246	1,113	762	101.8	194.8
Total residential mortgage banking revenue	850	1,977	536	(57.0)	58.6
Securities gain, net	(24)	35	27	(168.6)	N/M
Change in cash surrender value of BOLI	(49)	370	458	(113.2)	(110.7)
Death benefit realized on BOLI	-	872	-	N/M	N/M
Card related income	1,287	1,428	1,285	(9.9)	0.2
Other income	1,000	986	828	1.4	20.8
Total noninterest income	$6,322	$9,242	$6,482	(31.6)	(2.5)

N/M - Not meaningful.

Noninterest income decreased $2.9 million, or 31.6%, in the first quarter of 2020, compared to the fourth quarter of 2019, primarily driven by $2.1 million of mark to market losses on MSRs in the first quarter of 2020 due to market interest rate reductions, $49,000 in market interest rate-driven losses on the cash surrender value of BOLI in the first quarter of 2020, and a  $872,000 BOLI death benefit recorded in the fourth quarter of 2019 that was not repeated in the first quarter of 2020. These variances were partially offset by a $1.1 million increase in net gain on sales of mortgage loans in the first quarter of 2020 compared to the fourth quarter of 2019.

Noninterest income decreased $160,000, or 2.5%, in the year over year period, primarily driven by $2.1 million of mark to market losses on MSRs in the first quarter of 2020, compared to $819,000 of losses in the first quarter of 2019.  Partially offsetting the year over year losses was growth in trust income of $46,000, secondary mortgage fees of $134,000,  net gain on the sale of mortgage loans of $1.5 million, and other income of $172,000.  The increase in other income for the first quarter of 2020, compared to the first quarter of 2019, was primarily attributable to an increase in commercial loan interest rate swap fees of $147,000.

Noninterest Expense

				1st Quarter 2020
Noninterest Expense	Three Months Ended			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	4th Quarter	1st Quarter
	2020	2019	2019	2019	2019
Salaries	$9,761	$9,315	$8,634	4.8	13.1
Officers incentive	958	680	882	40.9	8.6
Benefits and other	2,199	1,613	2,096	36.3	4.9
Total salaries and employee benefits	12,918	11,608	11,612	11.3	11.2
Occupancy, furniture and equipment expense	2,301	2,140	1,989	7.5	15.7
Computer and data processing	1,335	1,285	1,332	3.9	0.2
FDIC insurance	57	-	174	N/M	(67.2)
General bank insurance	246	246	250	-	(1.6)
Amortization of core deposit intangible asset	128	129	132	(0.8)	(3.0)
Advertising expense	109	250	234	(56.4)	(53.4)
Card related expense	532	596	355	(10.7)	49.9
Legal fees	131	195	126	(32.8)	4.0
Other real estate owned expense, net	237	99	50	N/M	N/M
Other expense	3,008	3,280	2,940	(8.3)	2.3
Total noninterest expense	$21,002	$19,828	$19,194	5.9	9.4
Efficiency ratio (GAAP)[1]	66.28%	62.65%	60.72%
Adjusted efficiency ratio (non-GAAP)[2]	65.48%	61.24%	59.42%

1  The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2020 increased $1.2 million, or 5.9%, compared to the fourth quarter of 2019, and increased $1.8 million, or 9.4%, compared to the first quarter of 2019.  The linked quarter increase is primarily attributable to a $1.3 million increase in salaries and employee benefits, a $161,000 increase in occupancy, furniture and equipment, and a $138,000 increase in other real estate owned expense primarily due to a valuation writedown on one property, which was partially offset by decreases of $141,000 in advertising expense and $272,000 in other expense. Other expense decreased in the first quarter of 2020, compared to the fourth quarter of 2019, due to a market interest rate driven decline in the valuation of deferred director compensation and a reduction in consulting fees.

The year over year increase in noninterest expense is primarily attributable to growth in our commercial lending team in mid-2019, which resulted in higher salaries and employee benefits in the first quarter of 2020.  In addition, repairs and planned maintenance on bank owned properties occurred in the first quarter of 2020, which resulted in higher occupancy, furniture and equipment expense. Card related expense also increased year over year due to growth in transactional volumes and system upgrades, as well as other real estate owned expense due to property valuation writedowns in 2020.  Partially offsetting the year over year increases were decreases in FDIC insurance and advertising expense.

Earning Assets

				March 31, 2020
Loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2019	2019
Commercial	$364,904	$332,842	$324,450	9.6	12.5
Leases	125,418	119,751	87,730	4.7	43.0
Real estate - commercial	850,703	865,599	835,904	(1.7)	1.8
Real estate - construction	76,784	69,617	94,787	10.3	(19.0)
Real estate - residential	389,005	396,901	399,866	(2.0)	(2.7)
HELOC	122,485	123,457	133,859	(0.8)	(8.5)
Other[1]	15,244	12,258	14,018	24.4	8.7
Total loans, excluding deferred loan costs and PCD	1,944,543	1,920,425	1,890,614	1.3	2.9
Net deferred loan costs	1,662	1,786	1,681	(6.9)	(1.1)
Total loans, excluding PCD[2]	1,946,205	1,922,211	1,892,295	1.2	2.8
PCD loans, net of purchase accounting adjustments	10,999	8,601	10,851	27.9	1.4
Total loans	$1,957,204	$1,930,812	$1,903,146	1.4	2.8

1 Other class includes consumer and overdrafts.

2 As a result of our adoption of the new CECL accounting standard effective January 1, 2020, loans formerly referred to as PCI loans are considered PCD loans under CECL for the three months ended March 31, 2020.

Total loans increased by $26.4 million at March 31, 2020, compared to December 31, 2019,  and increased $54.1 million for the year over year period.  Growth in the year over year period was primarily due to organic growth in our commercial, leases and real estate-commercial loan portfolios. As required by CECL,  the balance (or amortized cost basis) of PCD loans are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.  Accordingly, at January 1, 2020, $2.5 million of purchase accounting adjustments related to PCD loans were reclassified to the allowance for credit losses from loans, resulting in an increase to total PCD loans.

				March 31, 2020
Securities	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2019	2019
Securities available-for-sale, at fair value
U.S. Treasury	$4,152	$4,036	$3,960	2.9	4.8
U.S. government agencies	7,723	8,337	10,360	(7.4)	(25.5)
U.S. government agency mortgage-backed	17,255	16,588	15,306	4.0	12.7
States and political subdivisions	255,095	249,175	281,172	2.4	(9.3)
Collateralized mortgage obligations	53,403	57,984	64,330	(7.9)	(17.0)
Asset-backed securities	77,727	81,844	70,811	(5.0)	9.8
Collateralized loan obligations	34,339	66,684	63,151	(48.5)	(45.6)
Total securities available-for-sale	$449,694	$484,648	$509,090	(7.2)	(11.7)

Our securities portfolio was $449.7 million as of March 31, 2020, a decrease of $35.0 million from $484.6 million as of December 31, 2019, and a decrease of $59.4 million from March 31, 2019.  The decrease in the portfolio during the first quarter of 2020 was due to $34.0 million of security sales and paydowns, as well as unrealized mark to market losses of $6.4 million, partially offset by a $6.0 million tax anticipation warrant purchase.  Security sales recorded in the first quarter of 2020 resulted in net security losses of $24,000, compared to $35,000 of net security gains in the fourth quarter of 2019, and $27,000 of net security gains in the first quarter of 2019.

Asset Quality

				March 31, 2020
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2019	2019
Nonaccrual loans	$15,257	$12,432	$13,383	22.7	14.0
Performing troubled debt restructured loans accruing interest	934	872	1,550	7.1	(39.7)
Loans past due 90 days or more and still accruing interest	1,406	2,545	4	(44.8)	N/M
Total nonperforming loans	17,597	15,849	14,937	11.0	17.8
Other real estate owned	5,049	5,004	6,365	0.9	(20.7)
Total nonperforming assets	$22,646	$20,853	$21,302	8.6	6.3

PCD loans, net of purchase accounting adjustments	$10,999	$8,601	$10,851	27.9	1.4

30-89 days past due loans	$16,173	$14,390	$7,544
Nonaccrual loans to total loans	0.8%	0.6%	0.7%
Nonperforming loans to total loans	0.9%	0.8%	0.8%
Nonperforming assets to total loans plus OREO	1.2%	1.1%	1.1%
Purchased credit-deteriorated loans to total loans	0.6%	0.4%	0.6%

Allowance for credit losses	$30,045	$19,789	$19,316
Allowance for credit losses to total loans	1.5%	1.0%	1.0%
Allowance for credit losses to nonaccrual loans	196.9%	159.2%	144.3%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  We do not consider PCD (or PCI loans for periods before March 31, 2020), which showed evidence of deteriorated credit quality at acquisition, to be nonperforming assets as long as their cash flows and the timing of such cash flows continue to be estimable and probable of collection.  Nonperforming loans to total loans was 0.8% in each of the first quarter of 2020, fourth quarter of 2019, and the first quarter of 2019. Nonperforming assets to total loans plus OREO remained relatively stable and ended at 1.1% in the first quarter of 2020, fourth quarter of 2019 and the first quarter of 2019, as our loan portfolio grew year over year, and we continued OREO liquidations and recorded writedowns.  Our allowance for loan and lease losses to total loans was 1.5% as of March 31, 2020, and 1.0% as of both December 31, 2019, and March  31, 2019.

The following table shows classified assets by segment for the following periods.

				March 31, 2020
Classified loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2019	2019
Commercial	$11,267	$11,688	$7,075	(3.6)	59.3
Leases	264	329	114	(19.8)	131.6
Real estate-commercial, nonfarm	11,290	11,672	22,079	(3.3)	(48.9)
Real estate-commercial, farm	2,237	1,210	1,222	84.9	83.1
Real estate-construction	219	262	2,589	(16.4)	(91.5)
Real estate-residential:
Investor	1,377	1,390	991	(0.9)	39.0
Multi-Family	511	503	487	1.6	4.9
Owner occupied	4,254	3,631	4,728	17.2	(10.0)
HELOC	1,661	1,969	1,966	(15.6)	(15.5)
Other[1]	349	359	28	(2.8)	N/M
Total classified loans, excluding PCD loans	33,429	33,013	41,279	1.3	(19.0)
PCD loans, net of purchase accounting adjustments	10,999	8,601	10,851	27.9	1.4
Total classified loans	$44,428	$41,614	$52,130	6.8	(14.8)

N/M - Not meaningful.

1  Other class includes consumer and overdrafts.

Classified loans include nonaccrual, performing troubled debt restructurings, PCD loans (formerly PCI loans, as applicable), and all other loans considered substandard.  Classified loans totaled $44.4 million as of March 31, 2020, an increase of $2.8 million, or 6.8%, from the prior linked quarter, and a decrease of $7.7 million, or 14.8%, from the first quarter of 2019.  All PCD loans stem from our acquisition of ABC Bank in 2018.

Allowance for Credit Losses on Loans

The allowance for credit losses (“ACL”) on loans was $19.8 million at December 31, 2019.  Upon adoption of CECL on January 1, 2020 (Day One), we recognized an increase in our ACL on outstanding loans of $5.9 million and an increase in our allowance for credit losses on unfunded commitments of $1.7 million as a cumulative effect adjustment from change in accounting policies.  Approximately $2.5 million of the increase to the ACL resulted from the transfer of the non-accretable purchase accounting adjustments on PCD loans. The Day One adjusting entries resulted in a $3.8 million reduction to retained earnings, and a deferred tax asset adjustment of $1.4 million. At March 31, 2020, the ACL on loans totaled $30.0 million, and the allowance for credit losses on unfunded commitments, included in other liabilities, totaled $4.2 million.  This reserve build was driven by the $8.0 million provision expense in the first quarter of 2020, augmented by the previously mentioned impact from CECL adoption on January 1, 2020.  The total increase in the allowance for credit losses reflects forecasted credit deterioration due to the COVID-19 pandemic.  Our allowance for credit losses on loans to total loans was 1.5% as of March 31, 2020, compared to 1.0% at both December 31, 2019 and March 31, 2019.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2020	Total [2]	2019	Total [2]	2019	Total [2]
Commercial	$85	7.6	$(18)	(150.0)	$(18)	(12.9)
Leases	-	-	2	16.7	-	-
Real estate-commercial, nonfarm
Owner general purpose	-	-	91	758.3	87	62.1
Owner special purpose	1,108	98.8	494	N/M	(3)	(2.1)
Non-owner general purpose	(8)	(0.7)	(20)	(166.7)	(15)	(10.7)
Non-owner special purpose	-	-	(615)	N/M	139	99.3
Retail properties	-	-	-	-	-	-
Total real estate-commercial, nonfarm	1,100	98.1	(50)	591.6	208	148.6
Real estate-construction
Homebuilder	-	-	-	-	(1)	(0.7)
Land	-	-	-	-	-	-
Commercial speculative	-	-	-	-	2	1.4
All other	-	-	1	8.3	-	-
Total real estate-construction	-	-	1	8.3	1	0.7
Real estate-residential
Investor	(21)	(1.9)	15	125.0	(10)	(7.1)
Multi-Family	-	-	(7)	(58.3)	(8)	(5.7)
Owner occupied	(22)	(2.0)	72	600.0	(14)	(10.0)
Total real estate-residential	(43)	(3.9)	80	666.7	(32)	(22.8)
HELOC	(58)	(5.2)	(53)	(441.7)	(46)	(32.9)
Other[1]	38	3.4	50	416.7	27	19.3
Net charge-offs / (recoveries)	$1,122	100.0	$12	100.00	$140	100.00

N/M - Not meaningful.

1  Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2020 were $1.4 million, compared to $835,000 for the fourth quarter of 2019, and $345,000 for the first quarter of 2019.  Gross recoveries were $278,000 for the first quarter of 2020, compared to $823,000 for the fourth quarter of 2019 and $205,000 for the first quarter of 2019. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.20 billion at March 31, 2020, an increase of $68.9 million compared to December 31, 2019, resulting from net increases in demand deposits of $32.8 million, savings, NOW and money market accounts of $28.3 million, and time deposits of $7.8 million.  Total deposits increased $72.1 million in the year over year period driven primarily by growth in demand deposits of $72.7 million.

Borrowings

As of March 31, 2020, we had $6.4 million in other short-term borrowings compared to $48.5 million as of December 31, 2019, and $85.0 million as of March 31, 2019.  Due to growth in deposits, our need for short-term funding declined in the first quarter of 2020.

We are indebted on senior notes totaling $44.3 million, net of deferred issuance costs, as of March 31, 2020.  We are also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  On March 2, 2020, we redeemed the trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a decrease in junior subordinated debentures of $32.0 million.  Notes payable and other borrowings totaled $26.6 million as of March 31, 2020, and is comprised of a $20.0 million term note we originated to facilitate the redemption of our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, and $6.6 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations: Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis and our efficiency ratio calculations. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 8.  These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 18 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements:  This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipated,” “expects,”  “intends,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods.  Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements,  (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on the our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host an earnings call on Thursday, April 23,  2020, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  Investors may listen to our earnings call via telephone by dialing 844-602-0380.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the earnings call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on May 7, 2020, by dialing 877-481-4010, using Conference ID:  33876.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2020	2019
Assets
Cash and due from banks	$27,627	$34,096
Interest earning deposits with financial institutions	45,511	16,536
Cash and cash equivalents	73,138	50,632
Securities available-for-sale, at fair value	449,694	484,648
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	10,049	3,061
Loans	1,957,204	1,930,812
Less: allowance for credit losses on loans	30,045	19,789
Net loans	1,927,159	1,911,023
Premises and equipment, net	44,579	44,354
Other real estate owned	5,049	5,004
Mortgage servicing rights, net	4,108	5,935
Goodwill and core deposit intangible	21,147	21,275
Bank-owned life insurance ("BOLI")	61,714	61,763
Deferred tax assets, net	14,292	11,459
Other assets	35,964	26,474
Total assets	$2,656,810	$2,635,545

Liabilities
Deposits:
Noninterest bearing demand	$702,598	$669,795
Interest bearing:
Savings, NOW, and money market	1,043,572	1,015,285
Time	449,472	441,669
Total deposits	2,195,642	2,126,749
Securities sold under repurchase agreements	51,236	48,693
Other short-term borrowings	6,375	48,500
Junior subordinated debentures	25,773	57,734
Senior notes	44,297	44,270
Notes payable and other borrowings	26,609	6,673
Other liabilities	41,101	25,062
Total liabilities	2,391,033	2,357,681

Stockholders’ Equity
Common stock	34,957	34,854
Additional paid-in capital	121,081	120,657
Retained earnings	209,915	213,723
Accumulated other comprehensive (loss) income	(1,819)	4,562
Treasury stock	(98,357)	(95,932)
Total stockholders’ equity	265,777	277,864
Total liabilities and stockholders’ equity	$2,656,810	$2,635,545

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2020	2019
Interest and dividend income
Loans, including fees	$23,597	$24,099
Loans held-for-sale	36	22
Securities:
Taxable	2,163	2,414
Tax exempt	1,455	2,098
Dividends from FHLBC and FRBC stock	125	149
Interest bearing deposits with financial institutions	75	114
Total interest and dividend income	27,451	28,896
Interest expense
Savings, NOW, and money market deposits	635	771
Time deposits	1,766	1,618
Securities sold under repurchase agreements	116	149
Other short-term borrowings	109	607
Junior subordinated debentures	1,364	927
Senior notes	673	672
Notes payable and other borrowings	130	116
Total interest expense	4,793	4,860
Net interest and dividend income	22,658	24,036
Provision for credit losses	7,984	450
Net interest and dividend income after provision for credit losses	14,674	23,586
Noninterest income
Trust income	1,532	1,486
Service charges on deposits	1,726	1,862
Secondary mortgage fees	270	136
Mortgage servicing rights mark to market loss	(2,134)	(819)
Mortgage servicing income	468	457
Net gain on sales of mortgage loans	2,246	762
Securities (losses) gains, net	(24)	27
Change in cash surrender value of BOLI	(49)	458
Card related income	1,287	1,285
Other income	1,000	828
Total noninterest income	6,322	6,482
Noninterest expense
Salaries and employee benefits	12,918	11,612
Occupancy, furniture and equipment	2,301	1,989
Computer and data processing	1,335	1,332
FDIC insurance	57	174
General bank insurance	246	250
Amortization of core deposit intangible	128	132
Advertising expense	109	234
Card related expense	532	355
Legal fees	131	126
Other real estate expense, net	237	50
Other expense	3,008	2,940
Total noninterest expense	21,002	19,194
(Loss) income before income taxes	(6)	10,874
(Benefit from) provision for income taxes	(281)	2,406
Net income	$275	$8,468

Basic earnings per share	$0.01	$0.28
Diluted earnings per share	0.01	0.28
Dividends declared per share	0.01	0.01

Ending common shares outstanding	29,706,390	29,895,022
Weighted-average basic shares outstanding	29,929,763	29,845,653
Weighted-average diluted shares outstanding	30,490,605	30,343,631

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2019				2,020
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$33,749	$33,618	$34,315	$34,417		$32,549
Interest earning deposits with financial institutions	18,842	19,053	21,425	27,720		27,989
Cash and cash equivalents	52,591	52,671	55,740	62,137		60,538

Securities available-for-sale, at fair value	513,491	520,006	494,050	485,802		475,718
FHLBC and FRBC stock	11,463	11,317	10,398	9,763		9,917
Loans held-for-sale	1,853	2,870	4,462	3,441		3,623
Loans	1,893,659	1,894,454	1,890,992	1,899,849		1,941,760
Less: allowance for credit losses on loans	19,235	19,435	19,452	20,063		23,507
Net loans	1,874,424	1,875,019	1,871,540	1,879,786		1,918,253

Premises and equipment, net	42,270	42,271	42,754	43,614		44,613
Other real estate owned	6,779	6,012	5,427	4,961		5,127
Mortgage servicing rights, net	7,334	6,551	5,578	5,447		5,053
Goodwill and core deposit intangible	21,747	21,618	21,476	21,337		21,208
Bank-owned life insurance ("BOLI")	61,661	62,124	62,445	62,259		61,873
Deferred tax assets, net	20,878	16,458	13,750	12,738		9,682
Other assets	21,098	19,041	20,820	22,893		25,156
Total other assets	181,767	174,075	172,250	173,249		172,712
Total assets	$2,635,589	$2,635,958	$2,608,440	$2,614,178		$2,640,761

Liabilities
Deposits:
Noninterest bearing demand	$625,423	$645,580	$651,863	$678,136		$676,755
Interest bearing:
Savings, NOW, and money market	1,055,563	1,044,950	1,011,717	1,010,948		1,025,511
Time	445,076	422,975	420,429	437,236		448,763
Total deposits	2,126,062	2,113,505	2,084,009	2,126,320		2,151,029

Securities sold under repurchase agreements	45,157	44,184	40,342	45,146		47,825
Other short-term borrowings	98,328	93,369	75,310	28,772		23,069
Junior subordinated debentures	57,692	57,704	57,716	57,728		47,200
Senior Notes	44,171	44,196	44,222	44,258		44,284
Notes payable and other borrowings	15,273	13,101	10,973	8,768		14,762
Other liabilities	13,750	19,586	30,329	28,026		28,490
Total liabilities	2,400,433	2,385,645	2,342,901	2,339,018		2,356,659

Stockholders' equity
Common stock	34,775	34,825	34,825	34,845		34,900
Additional paid-in capital	119,051	119,381	120,076	120,517		120,829
Retained earnings	180,398	188,453	199,228	209,942		215,467
Accumulated other comprehensive (loss) income	(3,102)	3,705	7,417	5,806		9,131
Treasury stock	(95,966)	(96,051)	(96,007)	(95,950)		(96,225)
Total stockholders' equity	235,156	250,313	265,539	275,160		284,102
Total liabilities and stockholders' equity	$2,635,589	$2,635,958	$2,608,440	$2,614,178		$2,640,761

Total Earning Assets	$2,439,308	$2,447,700	$2,421,327	$2,426,575		$2,459,007
Total Interest Bearing Liabilities	1,761,260	1,720,479	1,660,709	1,632,856		1,651,414

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2019				2,020
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$24,099	$24,924	$25,109	$23,587		$23,597
Loans held-for-sale	22	31	47	33		36
Securities:
Taxable	2,414	2,223	2,296	2,323		2,163
Tax exempt	2,098	2,141	1,719	1,467		1,455
Dividends from FHLB and FRBC stock	149	156	154	143		125
Interest bearing deposits with financial institutions	114	111	119	115		75
Total interest and dividend income	28,896	29,586	29,444	27,668		27,451
Interest Expense
Savings, NOW, and money market deposits	771	759	724	706		635
Time deposits	1,618	1,641	1,672	1,805		1,766
Securities sold under repurchase agreements	149	147	135	146		116
Other short-term borrowings	607	575	429	144		109
Junior subordinated debentures	927	931	933	933		1,364
Senior notes	672	672	682	673		673
Notes payable and other borrowings	116	107	89	72		130
Total interest expense	4,860	4,832	4,664	4,479		4,793
Net interest and dividend income	24,036	24,754	24,780	23,189		22,658
Provision for credit losses	450	450	550	150		7,984
Net interest and dividend income after provision for credit losses	23,586	24,304	24,230	23,039		14,674
Noninterest Income
Trust income	1,486	1,739	1,730	1,700		1,532
Service charges on deposits	1,862	1,959	2,020	1,874		1,726
Secondary mortgage fees	136	203	282	151		270
Mortgage servicing rights mark to market (loss) gain	(819)	(1,137)	(946)	240		(2,134)
Mortgage servicing income	457	491	460	473		468
Net gain on sales of mortgage loans	762	1,163	2,074	1,113		2,246
Securities gains (losses), net	27	986	3,463	35		(24)
Change in cash surrender value of BOLI	458	320	267	370		(49)
Death benefit realized on BOLI	-	-	-	872		-
Card related income	1,285	1,553	1,595	1,428		1,287
Other income	828	866	988	986		1,000
Total noninterest income	6,482	8,143	11,933	9,242		6,322
Noninterest Expense
Salaries and employee benefits	11,612	11,587	12,062	11,608		12,918
Occupancy, furniture and equipment	1,989	1,925	2,235	2,140		2,301
Computer and data processing	1,332	1,524	1,490	1,285		1,335
FDIC insurance	174	116	(114)	-		57
General bank insurance	250	236	270	246		246
Amortization of core deposit intangible	132	121	157	129		128
Advertising expense	234	381	360	250		109
Card related expense	355	474	531	596		532
Legal fees	126	243	111	195		131
Other real estate expense, net	50	248	26	99		237
Other expense	2,940	3,271	2,826	3,280		3,008
Total noninterest expense	19,194	20,126	19,954	19,828		21,002
Income (loss) before income taxes	10,874	12,321	16,209	12,453		(6)
Provision for (benefit from) income taxes	2,406	3,043	4,036	2,917		(281)
Net income	$8,468	$9,278	$12,173	$9,536		$275

Basic earnings per share	$0.28	$0.31	$0.41	$0.32		$0.01
Diluted earnings per share	0.28	0.31	0.40	0.31		0.01
Dividends paid per share	0.01	0.01	0.01	0.01		0.01

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net Interest Margin
Interest income (GAAP)	$27,451	$27,668	$28,896
Taxable-equivalent adjustment:
Loans	3	3	5
Securities	387	390	558
Interest income (TE)	27,841	28,061	29,459
Interest expense (GAAP)	4,793	4,479	4,859
Net interest income (TE)	$23,048	$23,582	$24,600
Net interest income (GAAP)	$22,658	$23,189	$24,037
Average interest earning assets	$2,459,007	$2,426,575	$2,439,308
Net interest margin (GAAP)	3.71%	3.79%	4.00%
Net interest margin (TE)	3.77%	3.86%	4.09%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2020	2019	2019
Efficiency Ratio / Adjusted Efficiency Ratio
Noninterest expense	$21,002	$19,828	$19,194	$21,002	$19,828	$19,194
Less amortization of core deposit	128	129	132	128	129	132
Less other real estate expense, net	237	99	50	237	99	50
Noninterest expense less adjustments	$20,637	$19,600	$19,012	$20,637	$19,600	$19,012

Net interest income	$22,658	$23,189	$24,036	$22,658	$23,189	$24,036
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	3	3	5
Securities	N/A	N/A	N/A	387	390	558
Net interest income including adjustments	22,658	23,189	24,036	23,048	23,582	24,599
Noninterest income	6,322	9,242	6,482	6,322	9,242	6,482
Less death benefit related to BOLI	-	872	-	-	872	-
Less securities (losses) gains, net	(24)	35	27	(24)	35	27
Less MSRs mark to market (loss) gain	(2,134)	240	(819)	(2,134)	240	(819)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	(13)	330	122
Noninterest income (less) / including adjustments	8,480	8,095	7,274	8,467	8,425	7,396

Net interest income including adjustments plus noninterest income (less) / including adjustments	$31,138	$31,284	$31,310	$31,515	$32,007	$31,995
Efficiency ratio / Adjusted efficiency ratio	66.28%	62.65%	60.72%	65.48%	61.24%	59.42%